Exhibit 10.98

FRAMEWORK AGREEMENT

This Framework Agreement is entered into on September 23, 2004 among Comerica Bank (“Comerica”), Remington Capital, LLC (“Remington”) and Synbiotics Corporation (“Synbiotics”).

1. At a Closing to occur immediately upon the signing of this Agreement:

(a) Comerica and Synbiotics shall enter into a Fourth Amendment to Credit Agreement and Loan Documents and Waiver of Defaults (the “Fourth Amendment”) calling for the original Amended Promissory Note to be amended so as to be split into two promissory notes (“New Promissory Note A” and “New Promissory Note B”), each (separately) differing from the provisions of the original Amended Promissory Note in the manner specified in the Fourth Amendment, and amending certain other Loan Documents as specified therein.

(b) Synbiotics shall deliver to Comerica, in pledge, the $425,000 promissory note from Agen Biomedical Limited dated June 25, 2004 and shall pledge to Comerica 308,750 shares of Synbiotics Europe SAS.

(c) Comerica and Remington shall enter into a Loan Purchase Agreement.

(d) Comerica shall assign and deliver New Promissory Note B to Remington against delivery of the cash consideration specified in the Loan Purchase Agreement.

(e) Comerica and Remington shall enter into a Subordination Agreement.

(f) Synbiotics shall issue to each Comerica and Remington a separate warrant for the purchase of 250,000 shares of Synbiotics common stock. The exercise price of such warrant shall be the closing sale price of Synbiotics common stock on the business day before the Closing.

(g) Synbiotics shall issue and sell at least 200 shares of its Series C Preferred Stock for $1,000 cash per share to accredited investors.

(h) The other actions called for by the Fourth Amendment, the Loan Purchase Agreement and the Subordination Agreement to occur at the Closing shall occur.

2. The effectuation of each of the matters specified in Section 1 above is expressly conditioned upon the simultaneous effectuation of each and every one of the other matters specified in Section 2 above.

3. Each of Comerica and Remington separately represents that it is acquiring its Synbiotics warrant, and would acquire the underlying common stock, for its own account for investment and not with a view to distribution. These securities are not registered under the Securities Act of 1933.

4. The Framework Agreement and the other written agreements specified herein constitute the entire agreement among the parties, and between each respective pair of parties, with regard to the subject matter hereof and thereof, and supersede all prior and contemporaneous agreements, commitments and discussions with regard to such subject matter. This Agreement can be amended only in writing.

COMERICA BANK

By:	/s/ Thomas G. Kinzel

REMINGTON CAPITAL, LLC

By:	/s/Jerry L. Ruyan

SYNBIOTICS CORPORATION

By:	/s/ Paul R. Hays

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